                                                                      EXHIBIT 12

                      THE LIMITED, INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES


                       (Thousands except ratio amounts)


                                                    Thirty-nine Weeks Ended
                                                   --------------------------
                                                   November 2,    October 28,
                                                      1996           1995
                                                   -----------    -----------
Adjusted Earnings
-----------------

Income before income taxes                           $299,815      $  832,286

Portion of minimum rent ($546,176 in 1996 and
  $503,679 in 1995) representative of interest        182,059         167,893

Interest on indebtedness                               55,902          59,261

Minority interest                                      17,023               -
                                                     --------      ----------

    Total earnings as adjusted                       $554,799      $1,059,440
                                                     ========      ==========

Fixed Charges
-------------

Portion of minimum rent representative of interest   $182,059      $  167,893

Interest on indebtedness                               55,902          59,261
                                                     --------      ----------

    Total fixed charges                              $237,961      $  227,154
                                                     ========      ==========

    Ratio of earnings to fixed charges                  2.33x           4.66x
                                                     ========      ==========
